Exhibit 99.1

FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. Box 188
Tontitown, AR 72770
Robert W. Weaver
(479) 361-9111
                      P.A.M. TRANSPORTATION SERVICES, INC.
                    ANNOUNCES RESULTS FOR THE THIRD QUARTER
                           ENDED SEPTEMBER 30, 2002

Tontitown, Arkansas, November 1, 2002...P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $3,957,465 or diluted and basic earnings per share of $.35 for the quarter ended September 30, 2002, and $12,597,067 or diluted and basic earnings per share of $1.20, for the nine month period then ended. These results compare to net income of $2,001,587 or diluted and basic earnings per share of $.23, and $7,525,621 or diluted and basic earnings per share of $.88, respectively, for the three and the nine months ended September 30, 2001.

Operating revenues of $65,033,997 were reported for the third quarter of 2002, a 21.2% increase compared to $53,662,065 for the third quarter of 2001. Operating revenues for the nine months ended September 30, 2002 were $199,188,301, a 17.5% increase compared to $169,529,997 for the nine months ended September 30, 2001.

Operating income for the quarter ended September 30, 2002 was $6,972,847, a 56.0% increase compared to operating income of $4,469,915 for the prior year's third quarter. For the nine months ended September 30, 2002, operating income of $22,713,382 represented a 42.2% increase compared to operating income of $15,975,857 for the same period in 2001.

The Company's operating ratios for the three and nine month periods ended September 30, 2002 were 89.3% and 88.6%, respectively, as compared to 91.7% and 90.6% for the three and nine month periods ended September 30, 2001.

Robert W. Weaver, President of the Company, commented, "Increases in three important categories, earnings per share, revenue and operating income were 52%, 21% and 56%, respectively. A very solid quarter for the Company and results we are certainly proud of."

"There are other events which occurred during the quarter which we are equally proud of. We were once again named as one of the best 200 small companies by Forbes Magazine. We came in number 90 on their list and this made three out of the last four years we have enjoyed this honor. During the quarter we also added two new directors, Tom Cooke and Frank Conner, which we feel greatly enhances our Board."

"Mr. Cooke worked for Ford Motor Company for 33 years, during which he served in various managerial capacities. He was responsible for the supervision of personnel, financial analysis, financial controls, performance reporting and division auditing, among other things, in the Product Development Group, several manufacturing divisions, and Finance staff. Mr. Cooke also served for more than three years as global manager for Ford's Customs Compliance and Analysis activity, exercising corporate-wide responsibility for legal and financial customs compliance in 23 countries."

"Mr. Conner has been Executive Vice President, Accounting & Finance and Chief Financial Officer of American Freightways since 1995, and was also a director of that company prior to its purchase by Federal Express in February 2001. Mr. Conner has since served as Executive Vice President, Accounting and Finance, for FedEx Freight East."

"Last but certainly not least, as of September 30, 2002 our cash on hand exceeded total debt for the Company which would allow us to be debt free if we chose to pay off the debt. An accomplishment we are extremely proud of and one that places us in very elite company."

P.A.M. Transportation Services, Inc. will be holding a live conference call with certain financial analysts to discuss the earnings release, the results of operations, and other matters on Monday, November 4, 2002 at 1:00 p.m. CST (Please note that, since the call will begin promptly at 1:00 p.m., you will need to join at least five minutes prior to that time.)

The public will be able to listen and participate in the conference telephonically by dialing (800) 915-4836. Please ask to be joined to the P.A.M. Transportation Services Third Quarter Earnings Release Conference call. An audio replay of the conference call will be posted on the company's web site after the meeting (www.pamt.com/investing/audio.html). In order to listen to the replay, you will need a PC that is internet enabled and have Real Player software and an internet browser such as Netscape or Microsoft Internet Explorer.

P.A.M. Transportation Services, Inc., is a leading truckload dry van carrier transporting general commodities throughout the continental United States as well as in the Canadian provinces of Ontario and Quebec. The company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; and a significant reduction in or termination of the Company's trucking service by a key customer. Readers should review and consider the various disclosures made by the Company in its press releases, stockholder reports, and public filings, as well as the factors explained in greater detail in the Company's annual report on Form 10-K.

P.A.M. TRANSPORTATION SERVICES, INC.
EARNINGS REPORT

                              Quarter Ended            Nine Months Ended
                               September 30               September 30

                            2002         2001          2002          2001

   Operating Revenue    $65,033,997  $53,662,065  $199,188,301  $169,529,997
   Operating Expenses    58,061,150   49,192,151   176,474,919   153,554,141
   Operating Income       6,972,847    4,469,914    22,713,382    15,975,856
   Federal & State
    Income Taxes          2,638,311    1,320,549     8,298,045     4,995,239
   Net Income             3,957,465    2,001,586    12,597,067     7,525,621

   Average Shares
    Outstanding - Basic  11,263,392    8,525,334    10,466,381     8,524,546
   Average Shares
    Outstanding -
    Diluted              11,306,778    8,537,286    10,514,705     8,559,263

   Earnings Per Share -
    Basic                     $0.35        $0.23         $1.20         $0.88
   Earnings Per Share -
    Diluted                   $0.35        $0.23         $1.20         $0.88
   Operating ratio -
    Company                    89.3%        91.7%         88.6%         90.6%